FOR IMMEDIATE RELEASE

LUKE WEIL APPOINTED NEW CHIEF EXECUTIVE OFFICER OF ANDINA ACQUISITION CORPORATION

Weil currently serves as Vice President, International Business Development - Latin America for Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide.

Bogota, Colombia, January 31, 2013 – Andina Acquisition Corporation (Nasdaq: ANDAU) (the “Company”) announced today that its Board of Directors has appointed Luke Weil as the Company’s new Chief Executive Officer. Luke Weil will replace Eduardo Robayo as Chief Executive Officer, who is resigning from his position due to his other business responsibilities.

Luke Weil served as a member of the Company’s Board of Directors from September 2011 until March 2012. Since 2008, Mr. Weil has been Vice President, International Business Development - Latin America for Scientific Games Corporation, a supplier of technology-based products, systems and services to gaming markets worldwide.

'Regrettably, my other business responsibilities now preclude my continuing to serve as Andina's Chief Executive Officer, but I am pleased to remain on Andina’s board " said Eduardo Robayo. "My fellow board members and I are fortunate that Luke was available take over my responsibilities, and we believe he is well qualified to assist us in consummating an attractive business combination", Robayo added.

“It is an honor to be named CEO of Andina Acquisition Corporation. I believe Latin America, particularly the Andean region, is rife with growth opportunities right now, and I look forward to exploring and expanding business opportunities for Andina,” remarked Luke Weil on his recent appointment.

From January 2004 to January 2006, Weil served as an associate at Business Strategies & Insight, a public affairs and business consulting firm. Weil currently sits on the Board of Directors of SkuRun, RUNA, and several early stage companies.

The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission relating to Mr. Weil's appointment.

About Andina Acquisition Corporation

Andina Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business are not limited to any particular industry or geographic region, although the Company is focusing its search for target businesses in the Andean region of South America and in Central America, with a particular emphasis on

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contact:

L. Murray

+011 917-854-7627

press@andinaacquisition.com